As filed with the Securities and Exchange Commission on February 26, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FITBIT, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-8920744
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Fitbit, Inc.

405 Howard Street

San Francisco, California 94105

(Address of Principal Executive Offices) (Zip Code)

2015 Equity Incentive Plan

2015 Employee Stock Purchase Plan

(Full title of the plans)

James Park

President, Chief Executive Officer, and Chairman

Fitbit, Inc.

405 Howard Street

San Francisco, California 94105

(415) 513-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Cynthia C. Hess, Esq.	Andy Missan, Esq.
Jeffrey R. Vetter, Esq.	Executive Vice President and
James D. Evans, Esq.	General Counsel
Fenwick & West LLP	Fitbit, Inc.
801 California Street	405 Howard Street
Mountain View, California 94041	San Francisco, California 94105
(650) 988-8500	(415) 513-1000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.0001 par value per share
- Reserved for future issuance under the 2015 Equity Incentive Plan	10,739,078(2)	$13.64(3)	$146,481,024	$14,751
- Reserved for future issuance under the 2015 Employee Stock Purchase Plan	2,147,815(4)	$11.59(5)	$24,893,176	$2,507
TOTAL	12,886,893	N/A	$171,374,200	$17,258

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Class A common stock.
(2)	Represents additional shares of the Registrant’s Class A common stock reserved for issuance under the Registrant’s 2015 Equity Incentive Plan (the “EIP”) resulting from the automatic annual increase in the number of authorized shares reserved and available for issuance under the EIP on January 1 of each of 2016 through 2025. The annual increase is equal to the lesser of (a) 5% of the number of shares of Registrant’s Class A common stock and Class B common stock issued and outstanding on each December 31 immediately prior to the date of increase or (b) such number of shares determined by the Registrant’s board of directors. The Registrant’s board of directors determined that the number of shares reserved for issuance under the EIP on January 1, 2016 shall be increased by 10,739,078 shares.
(3)	Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on February 23, 2016.
(4)	Represents additional shares of the Registrant’s Class A common stock reserved for issuance under the Registrant’s 2015 Employee Stock Purchase Plan (the “ESPP”) resulting from the automatic annual increase in the number of authorized shares reserved and available for issuance under the ESPP on January 1 of each calendar year. The annual increase is equal to the lesser of (a) 1% of the number of shares of Registrant’s Class A common stock and Class B common stock issued and outstanding on each December 31 immediately prior to the date of increase or (b) such number of shares determined by the Registrant’s board of directors (or its authorized committees). The Registrant’s board of directors determined that the number of shares reserved for issuance under the ESPP on January 1, 2016 shall be increased by 2,147,815 shares.
(5)	Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on February 23, 2016. Under the ESPP, the purchase price of a share of Class A common stock is equal to 85% of the fair market value of the Registrant’s Class A common stock on the offering date or the purchase date, whichever is less.

REGISTRATION OF ADDITIONAL SHARES

PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, Fitbit, Inc. (the “Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register 10,739,078 additional shares of Class A common stock under the Registrant’s 2015 Equity Incentive Plan and 2,147,815 additional shares of Class A common stock under the Registrant’s 2015 Employee Stock Purchase Plan pursuant to the provisions of those plans providing for an automatic increase in the number of shares reserved for issuance under such plans. This Registration Statement hereby incorporates by reference the contents of the Registrant’s registration statement on Form S-8 filed with the Commission on June 18, 2015 (Registration No. 333-205045). In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K filed with the Commission on February 26, 2016;

(b)	the Registrant’s Registration Statement on Form S-8 (File No. 333-205045) filed with the Commission on June 18, 2015;

(c)	the Registrant’s Current Report on Form 8-K (File No. 001-37444) filed with the Commission on February 9, 2016;

(d)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(e)	the description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-37444) filed with the Commission on June 15, 2015 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 5. Interests of Named Experts and Counsel.

As of the date of this Registration Statement, attorneys of Fenwick & West LLP beneficially own an aggregate of approximately 24,000 shares of the Registrant’s common stock.

Item 8. Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

4.1	Restated Certificate of Incorporation of the Registrant.	10-Q	001-37444	3.1	8/7/2015

4.2	Restated Bylaws of the Registrant.	10-Q	001-37444	3.2	8/7/2015

4.3	Form of Class A Common Stock Certificate of the Registrant.	S-1/A	333-203941	4.1	6/2/2015

5.1	Opinion of Fenwick & West LLP.					X

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.					X

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

24.1	Power of Attorney (included on the signature page of this Registration Statement).					X

99.1	2015 Equity Incentive Plan and form of restricted stock unit award agreement.	S-1	333-203941	10.3	5/7/2015

99.2	2015 Equity Incentive Plan form of stock option award agreement.	8-K	001-37444	10.1	2/9/2016

99.3	2015 Employee Stock Purchase Plan.	S-1	333-203941	10.4	5/7/2015

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 26th day of February, 2016.

FITBIT, INC.

By:	/s/ James Park
James Park
President, Chief Executive Officer, and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James Park and William Zerella, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Park James Park	President, Chief Executive Officer, and Chairman (Principal Executive Officer)	February 26, 2016

/s/ William Zerella William Zerella	Chief Financial Officer (Principal Financial and Accounting Officer)	February 26, 2016

/s/ Eric N. Friedman Eric N. Friedman	Chief Technology Officer and Director	February 26, 2016

/s/ Jonathan D. Callaghan Jonathan D. Callaghan	Director	February 26, 2016

/s/ Steven Murray Steven Murray	Director	February 26, 2016

/s/ Christopher Paisley Christopher Paisley	Director	February 26, 2016

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

4.1	Restated Certificate of Incorporation of the Registrant.	10-Q	001-37444	3.1	8/7/2015

4.2	Restated Bylaws of the Registrant.	10-Q	001-37444	3.2	8/7/2015

4.3	Form of Class A Common Stock Certificate of the Registrant.	S-1/A	333-203941	4.1	6/2/2015

5.1	Opinion of Fenwick & West LLP.					X

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.					X

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on the signature page of this Registration Statement).					X

99.1	2015 Equity Incentive Plan and form of restricted stock unit award agreement.	S-1	333-203941	10.3	5/7/2015

99.2	2015 Equity Incentive Plan form of stock option award agreement.	8-K	001-37444	10.1	2/9/2016

99.3	2015 Employee Stock Purchase Plan.	S-1	333-203941	10.4	5/7/2015